Exhibit 99.1

For Immediate Release

DIGITAL ALLY ACHIEVES RECORD REVENUE OF OVER
$9.2 MILLION IN FOURTH QUARTER OF 2009

STRONG DEMAND FOR DVM-750 IN-CAR VIDEO SYSTEMS CONTRIBUTES SIGNIFICANTLY TO FOURTH QUARTER SALES

NEW PRODUCTS AND EXPANDED MARKET OPPORTUNITIES EXPECTED TO DRIVE REVENUE GROWTH IN 2010

OVERLAND PARK, Kansas (January 4, 2009) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced that, on a preliminary unaudited basis, its revenue for the three months ended December 31, 2009 set a new Company record of over $9.2 million.  This represents an increase of approximately 37% when compared with revenue of $6.7 million in the prior-year quarter and an increase of over 61% when compared with revenue of $5.7 million in the third quarter of 2009.  The Company’s previous quarterly revenue record of $8.9 million was posted in the three-month period ended June 30, 2008.  For the year ended December 31, 2009, revenue approximated $26.3 million on a preliminary unaudited basis, versus revenue of approximately $32.6 million in the year ended December 31, 2008.

“After a rough first half of the year that was penalized by delays in new product introductions and operating inefficiencies related to the ramp-up in production of our DVM-750 In Car Digital Video System Integrated into a Rear View Mirror, we returned to net profitability in the third quarter and expect to report a further improvement in fourth quarter earnings,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc.  “For the full year, we delivered approximately 1,700 DVM-750 systems to customers, including 800 systems in the fourth quarter of 2009.”

“We have significantly improved manufacturing productivity in recent months and look forward to 2010, when we expect sales growth to be driven by strong demand for the DVM-750 and our legacy DVM-500 Plus; increasing shipments of our new DM-500 Ultra video system for motorcycles, ATVs and boats, and the recently-introduced FirstVu wearable body camera; entry into the Fleet and Transportation market with the DVM-250; and our planned expansion in the second half of the year into the School Bus video and License Plate Recognition markets,” continued Ross.  “We ended the year 2009 with approximately 3,250 customers, representing law enforcement agencies in all 50 states and 36 foreign countries that are familiar with our products and reputation for quality customer services.  This should provide a solid platform for the introduction of new products, while our feature-rich DVM-750 should allow Digital Ally to make further inroads with large domestic and foreign law enforcement agencies.”

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications. The Company’s primary focus is Digital Video Imaging and Storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the Company’s ability to deliver its new product offerings as scheduled and have them perform as planned or advertised; its ability to continue to increase revenue and profits in the current economic environment; the degree to which the Company’s new products may increase revenue and earnings in 2010 and enhance its ability to make further inroads into large domestic and foreign law enforcement agencies; its ability to continue to expand its share of the in-car video market in the domestic and international law enforcement communities; whether there will be a commercial market, domestically and internationally, for one or more of its new products; its ability to commercialize its products and production processes, including increasing its production capabilities to satisfy orders in a cost-effective manner; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies; its ability to attract and retain customers and quality employees; its ability to obtain patent protection on any of its products and, if obtained, to defend such intellectual property rights; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained its annual report on Form 10-K for the year ended December 31, 2008 and its report on Form 10-Q for the nine months ended September 30, 2009, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com